UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15


          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 000-30186

                                Uniglobe.com Inc.
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             (Exact name of registrant as specified in its charter)


  900 - 1199 West Pender Street, Vancouver, British Columbia, Canada, V6E 2R1,
                                 (604) 718-2600
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                            Class B Single Vote Stock
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            (Title of each class of securities covered by this Form)


                                      None
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   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)



     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)     [X]               Rule 12h-3(b)(1)(i)     [X]

     Rule 12g-4(a)(1)(ii)    [ ]               Rule 12h-3(b)(1)(ii)    [ ]

     Rule 12g-4(a)(2)(i)     [ ]               Rule 12h-3(b)(2)(i)     [ ]

     Rule 12g-4(a)(2)(ii)    [ ]               Rule 12h-3(b)(2)(ii)    [ ]

                                               Rule 15d-6              [ ]


     Appropriate number of holders of record as of January 14, 2003: 152

     Pursuant to the requirements of the Securities Exchange Act of 1934, Uniglobe.com Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: Feb. 8, 2003                       By:  /s/ Christopher Charlwood

                                         Name:  Christopher Charlwood
                                                -------------------------------

                                         Title: President & CEO
                                                -------------------------------